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                                                                     Exhibit 5.1

                                 May 12, 2000

Endorex Corporation
28101 Ballard Drive, Suite F
Lake Forest, IL  60045

     Re: Endorex Corporation Registration Statement on Form S-3 for 8,157,869 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel to Endorex Corporation, a Delaware corporation (the "Company"), in connection with the resale by certain stockholders of the Company of up to 8,157,869 shares of the Company's common stock (the "Shares"), consisting of 3,578,226 shares of common stock, (the "Common Shares"), 2,281,197 shares of common stock issuable upon exercise of warrants (the "Warrant Shares") and 2,289,346 shares of common stock issuable upon conversion of Series B and C Convertible Preferred Stock (the "Preferred Shares"), pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-B.

     We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. Based on such review, we are of the opinion that:

          (i) the Common Shares are legally issued, fully paid and nonassessable;

          (ii) assuming that the shares of common stock issuable upon exercise of the warrants are issued, delivered and paid for in accordance with the terms of the warrants, the Warrant Shares will be legally issued, fully paid and nonassessable; and

          (iii) assuming that the shares of common stock issuable upon conversion of the Series B and Series C Preferred Stock are issued and delivered in accordance with the terms of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock and Certificate of


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                                                             Endorex Corporation
                                                                          Page 2


                Designations, Preferences and Rights of Series C Convertible Preferred Stock, respectively, as filed with the Secretary of the State of Delaware, the Preferred Shares will be legally issued, fully paid and nonassessable.


     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-B.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                          Very truly yours,

                                          /s/ BROBECK, PHLEGER & HARRISON LLP
                                          -----------------------------------

                                          BROBECK, PHLEGER & HARRISON LLP